Exhibit 99.1


                INGLES MARKETS, INCORPORATED RECEIVES NOTICE FROM
           NASDAQ REGARDING POTENTIAL DELISTING AND INTENDS TO APPEAL CLASS A COMMON STOCK WILL CONTINUE TO TRADE PENDING APPEAL


Asheville, NC - December 29, 2004 - Ingles Markets, Incorporated (NASDAQ:
IMKTA), today announced that on December 28, 2004, the Company received a notice from the staff of The Nasdaq Stock Market indicating that the Company is not in compliance with Nasdaq's requirements for the continued listing of its Class A Common Stock due to the failure to timely file its Form 10-K for the period ended September 25, 2004, as required under Market Place Rule 4310(c)(14). Therefore, the Company's Class A Common Stock is subject to potential delisting from The Nasdaq Stock Market. Receipt of the notice does not result in immediate delisting of the Class A Common Stock.

The Company expects to make a timely request for a hearing with the Nasdaq Listing Qualifications Panel to appeal the Nasdaq staff's determination. This request will stay the delisting pending the hearing and a determination by the Nasdaq Listing Qualifications Panel. There can be no assurance that the Panel will grant the Company's request for continued listing.

The Form 10-K, for the period ended September 25, 2004, has been delayed pending completion of a previously disclosed internal investigation and any related restatement of the Company's financial statements related to fiscal years 2001 through 2004. The Company expects the investigation will be completed shortly and is working diligently to complete the Form 10-K and any related filings. Management believes that the Company may restate its financial statements for certain of the periods under review primarily to move recognition of certain vendor payments from earlier to later periods. Management does not believe that the restatements will have any impact on cash flow and does not currently expect the restatements will have a negative effect on the Company's results for fiscal 2004. The Company currently expects it will file its Form 10-K mid January, 2005. Accordingly, as previously disclosed, the referenced financial statements should not be relied upon until such time as the Company files its restatements.

This release contains forward-looking statements, which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to restatements of its financial statements. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: dependence on the import of any relevant facts presently unknown to Ingles' management, discovery of additional issues in completing the Company's Form 10-K, whether a related SEC inquiry becomes a formal investigation and the ultimate resolution of the SEC's inquiry. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed from time to time in Ingles filings with the Securities and Exchange Commission. Ingles does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In



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conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.